Exhibit 99.1

Notice of Dismissal of Ply Gem Holdings, Inc. Litigation and Agreement Upon Attorneys’ Fees

NEW YORK, April 13, 2018 /PRNewswire/ — Notice is hereby provided to all persons who held shares of Ply Gem Holdings, Inc. (“Ply Gem”) common stock at any time during the period from and including January 31, 2018 through April 3, 2018.

The purpose of this Notice is to inform you about developments with respect to the putative class action lawsuit in the Court of Chancery of the State of Delaware captioned In re Ply Gem Holdings, Inc. Stockholder Litigation, Consolidated C.A. No. 2018-0151-AGB (the “Action”), including the effects on Ply Gem and its stockholders, the dismissal of the Action, and an agreement to pay attorneys’ fees (inclusive of expenses) to counsel for Plaintiffs in the Action.

By way of background, Plaintiffs commenced the Action on behalf of a putative class of Ply Gem stockholders to challenge the disclosures made by Defendants in connection with a series of transactions set forth in a January 31, 2018 merger agreement between Ply Gem and Pisces Midco, Inc. (“Pisces”), an indirect wholly owned subsidiary of funds sponsored by Clayton, Dubilier & Rice, LLC (“CD&R”). Pursuant to this agreement, Pisces will acquire all outstanding shares of Ply Gem for the right to receive $21.64 per share in cash consideration (the “Merger” or the “Transaction”). The Transaction was approved by written consent without a stockholder vote.

On February 14, 2018, Ply Gem filed a Preliminary Information Statement with the United States Securities and Exchange Commission (the “SEC”) on Form PREM14C that, among other things,

described the background of the Transaction, the fairness opinion issued in connection with the Transaction, and certain financial projections generated by Ply Gem’s management.

Plaintiffs filed verified class action complaints in the Court of Chancery of the State of Delaware related to the Transaction alleging that the Individual Defendants had breached their fiduciary duties by failing to disclose material information necessary for Ply Gem stockholders to determine whether to seek appraisal of their shares (as defined above, the “Action”).

On March 19, 2018, Plaintiff filed a Motion for a Preliminary Injunction, a Motion for Expedited Proceedings, and a Brief in Support of Plaintiff’s Motion for Expedited Proceedings.

On March 23, 2018, Ply Gem filed a Definitive Information Statement with the SEC on Form DEFM14C.

On April 3, 2018, Ply Gem filed supplemental disclosures to moot Plaintiffs’ claims in a Form 8-K (the “Amended Recommendation Statement”) (accessible on the United States Securities and Exchange Commission’s website at https://www.sec.gov/Archives/edgar/data/1284807/000128480718000015/a2018428k.htm ). This Form 8-K supplemented Ply Gem’s Definitive Information Statement to include certain additional information (the “Supplemental Disclosures”), which mooted Plaintiffs’ disclosure claims in the Action.

Later that same day, on April 3, 2018, the parties in the Action jointly submitted to the Court a Stipulated [Proposed] Order Dismissing Action as Moot and Retaining Jurisdiction to Determine Plaintiffs’ Counsel’s Application for an Award of Attorneys’ Fees & Reimbursement of Expenses (the “Stipulation”). The Court granted the Stipulation the same day, and thereby dismissed the Action with prejudice as to Plaintiffs, and without prejudice as to any absent members of the putative class. Pursuant to the Order, the Court retained jurisdiction solely for the purpose of determining Plaintiffs’ counsel’s anticipated application for an award of attorneys’ fees and reimbursement of expenses, including any award based on Ply Gem issuing the Supplemental Disclosures (such application, the “Fee and Expense Application”).

Only after the Action was dismissed did the parties commence and engage in discussions to resolve issues regarding Plaintiffs’ counsel’s anticipated Fee and Expense Application. After negotiations, Defendants agreed to make an all-inclusive fee and expense payment to Plaintiffs’ counsel in the Action in the amount of $199,000.00 to resolve the Fee and Expense Application. This amount will be paid by Ply Gem within thirty (30) calendar days of final dismissal and closure of the Action. The Court of Chancery of the State of Delaware has not been asked to review, and will pass no judgment on, this payment of fees and expenses or its reasonableness.

CONTACT:

Levi & Korsinsky, LLP

Donald J. Enright, Esq.

1101 30th Street, NW

Suite 115

Washington, DC 20007

Tel: (202) 524-4290

Fax: (866) 367-6510

www.zlk.com